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Exhibit 10.38

AMENDMENT TO EXECUTIVE AGREEMENT

        THIS AMENDMENT to the Executive Agreement between Union Bank of California, N.A. (the "Bank") and David I. Matson ("Mr. Matson") effective as of January 1, 1998, and subsequently amended (the "Agreement") is entered into by and between the Bank and Mr. Matson, and such Amendment shall be effective as of January 1, 2005.

        WHEREAS, the parties wish to make certain modifications to the Agreement to comply with final regulations published under Section 409A of the Internal Revenue Code of 1986, as amended;

        NOW, THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in the Agreement and in this Amendment, the parties agree as follows:

        1.     The Agreement and all exhibits attached thereto are hereby incorporated by reference herein and made a part hereof, subject to the specified modifications set forth herein.

        2.     Paragraph 19 of the Agreement is hereby amended and restated in its entirety as follows:

        "19. EFFECT OF DEFERRED COMPENSATION REGULATIONS.

        (a)   Notwithstanding any provision to the contrary in this Agreement, the Bank shall delay the commencement of payments or benefits coverage to which Mr. Matson would otherwise become entitled under the Agreement in connection with Mr. Matson's termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Mr. Matson's "separation from service" with the Bank (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) or (ii) the date of Mr. Matson's death, if the Bank in good faith determines that Mr. Matson is a "specified employee" within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Mr. Matson in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a benefit subject to the delayed payment rules of this Paragraph 19 is to be provided other than by the payment of money to Mr. Matson, then continuation of such benefit during the deferral period is conditioned on pre-payment by Mr. Matson to the Bank of the full taxable value of the benefit and following the end of the deferral period, the Bank shall repay Mr. Matson for the payments made by Mr. Matson pursuant to the terms of this sentence which would otherwise not have been required of Mr. Matson.

        (b)   In addition, to the extent the Bank is required pursuant to this Agreement to reimburse expenses incurred by Mr. Matson, and such reimbursement obligation is subject to Section 409A of the Code, the Bank shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation to the extent subject to Section 409A. Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which Mr. Matson remits the related taxes, and any required reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the calendar year next following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year next following the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in each case subject to any earlier required deadline for payment otherwise applicable under this Agreement.

        (c)   The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that Mr. Matson have a "separation from service" with the Bank (as such term is defined in Treasury Regulations issued under Code Section 409A).

        (d)   Each payment made (including any benefit provided) pursuant to this Agreement as part of a series of payments shall for all purposes of Section 409A be treated as a separate payment and not as a single payment.

        (e)   The provisions of this Paragraph 19 are intended to comply with Code Section 409A and shall be interpreted consistent with such section."

        3.     Section 6.d(i)(E) is hereby deleted in its entirety.

        4.     Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

        5.     Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.

        6.     This Amendment (including the Agreement and exhibits to the Agreement incorporated herein by reference) constitutes the entire agreement between the parties hereto with respect to the changes to the Agreement provided for in this Amendment and supersedes all prior or contemporaneous written or verbal agreements and understandings among the parties in connection with the subject matter thereof.

        IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers or agents.

Dated: 1/5/08	UNIONBANCAL CORPORATION
	By:	/s/ PAUL E. FEARER
Paul E. Fearer Executive Vice President
Dated: 1/3/08	/s/ DAVID I. MATSON David I. Matson

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  Exhibit 10.38
AMENDMENT TO EXECUTIVE AGREEMENT